NEWS

FOR IMMEDIATE RELEASE	CONTACT
January 25, 2010	Richard Eisenberg
(Investor Inquiries)

Mary Waters
(Media Inquiries)

202-872-7700

Farmer Mac Raises $250 Million of Capital
–Company Repurchasing Preferred Stock–

Washington, DC – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today reported that it has raised additional capital in a private offering of shares of non-cumulative perpetual preferred stock of Farmer Mac II LLC, a recently organized Delaware limited liability company in which Farmer Mac owns all of the common equity.  Farmer Mac II LLC is now operating the Farmer Mac II business that has operated since 1992 purchasing and holding USDA-guaranteed loans.  Farmer Mac is using the proceeds from the sale of the $250 million of Farmer Mac II LLC preferred stock to repurchase and retire $150 million of Farmer Mac’s currently outstanding Series B preferred stock and to further enhance Farmer Mac’s regulatory capital position.

Farmer Mac’s President and Chief Executive Officer Michael Gerber said, “Today’s transaction further strengthens Farmer Mac's financial position in support of our core business.  It provides Farmer Mac with additional capital at a significantly lower cost.  In the fall of 2008, our business partners invested in Farmer Mac when we needed to raise capital.  This sale of our subsidiary’s preferred stock allows us to pay back those business partners in full while further strengthening our balance sheet to support the continued fulfillment of our Congressional mission.”

The stated dividend rate on the new $250 million of preferred stock is 8.875  percent, and, after consideration of the consolidated tax benefits to Farmer Mac, the net effective cost is 5.77 percent.  As a result, the net cost on Farmer Mac’s consolidated financial statements will be approximately $3.6 million per quarter, or $14.4 million per year.  The 8.875 percent dividend rate is in effect until March 30, 2015 when the preferred stock becomes callable and there is a rate step-up.  The quarterly and annual cost of the existing $150 million of Series B preferred stock was $4.5 million and $18.0 million, respectively, based on the 2010 dividend rate of 12 percent, which was scheduled to increase to 14 percent at the end of 2010 and 16 percent in 2011.  The benefit of this reduction in dividend costs can be used to further capitalize new growth and improves Farmer Mac’s stockholder value.

Mr. Gerber further stated, “With the completion of this transaction, Farmer Mac is well positioned to actively partner with agricultural and rural utilities lenders, as well as lenders participating in USDA’s guaranteed loan programs, to provide the needed capital and liquidity to Rural America.”

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities referred to herein.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments.  Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding:  (1) the availability of reasonable rates and terms of debt financing to Farmer Mac; (2) fluctuations in the fair value of assets held by Farmer Mac, particularly in volatile markets; (3) legislative or regulatory developments that could affect Farmer Mac; (4) the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) the general rate of growth in agricultural mortgage and rural utilities indebtedness; (6) borrower preferences for fixed rate agricultural mortgage indebtedness; (7) increases in general and administrative expenses attributable to changes in the business and regulatory environment, including the hiring of additional personnel with expertise in key functional areas; (8) the severity and duration of current economic and financial conditions generally and within the agricultural and rural utilities sectors in particular; (9) developments in the financial markets, including possible investor, analyst and rating agency reactions to events involving GSEs, including Farmer Mac; and (10) the willingness of investors to invest in Farmer Mac Guaranteed Securities.  Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 16, 2009, and in Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as filed with the SEC on November 9, 2009.  The forward-looking statements contained in this release represent management’s expectations as of the date of this release.  Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.

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